Exhibit 5.1

[LETTERHEAD OF MCGUIREWOODS LLP]

January 30, 2009

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255

Re:	Public Offering of Bank of America Corporation Medium-Term Notes, Series L

Ladies and Gentlemen:

We have acted as counsel to Bank of America Corporation, a Delaware corporation (the “Corporation”), in connection with the Registration Statement on Form S-3 (File No. 333-133852) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (ii) the Prospectus dated May 5, 2006 constituting a part thereof, as supplemented by the Prospectus Supplement dated April 10, 2008 (as so supplemented, the “Prospectus”), relating to the issuance and sale from time to time by the Corporation of its Senior Medium-Term Notes, Series L, and its Subordinated Medium-Term Notes, Series L (collectively referred to herein as the “Medium-Term Notes”). The Medium-Term Notes are to be issued, separately or together, and are to be sold from time to time as set forth in the Prospectus and any amendments or supplements thereto. On April 10, 2008, the Corporation approved the issuance and sale of Medium-Term Notes with an initial aggregate principal amount of up to $15,000,000,000, which may be increased from time to time. On December 1, 2008, the Corporation increased the authorized aggregate principal amount of Medium-Term Notes by an additional aggregate principal amount of $9,000,000,000. In addition, the Corporation further increased the authorized aggregate principal amount of Medium-Term Notes (i) on January 27, 2009, by an additional aggregate principal amount of $10,000,000,000 and (ii) on January 30, 2009, by an additional aggregate principal amount of $15,000,000,000 (together, the “Additional Medium-Term Notes”).

As such counsel, we have examined and are familiar with such original or photocopies or certified copies of such records of the Corporation and its subsidiaries, certificates of officers of the Corporation and its subsidiaries and of public officials and such other documents as we have deemed relevant or necessary as the basis for the opinions set forth below. In such examinations, we have assumed the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as photocopies thereof and the authenticity of the originals of such copies. We have also relied upon statements of fact contained in documents that we have examined in connection with our representation of the Corporation.

Based solely upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that the Additional Medium-

January 30, 2009

Term Notes have been duly authorized and, when the terms of the Additional Medium-Term Notes have been established and when the Additional Medium-Term Notes have been completed, executed, authenticated and delivered in accordance with (i) (a) the provisions of the Senior Indenture dated January 1, 1995 between the Corporation (successor to NationsBank Corporation) and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A., the successor trustee to The Bank of New York) as trustee, as supplemented by a First Supplemental Indenture dated as of September 18, 1998, a Second Supplemental Indenture dated as of May 7, 2001, a Third Supplemental Indenture dated as of July 28, 2004, a Fourth Supplemental Indenture dated as of April 28, 2006 and a Fifth Supplemental Indenture dated as of December 1, 2008 or (b) the Subordinated Indenture dated January 1, 1995 between the Corporation (successor to NationsBank Corporation) and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A., the successor trustee to The Bank of New York) as trustee, as supplemented by a First Supplemental Indenture dated as of August 28, 1998 and a Second Supplemental Indenture dated as of January 25, 2007, (ii) the Board Resolutions (as defined in the respective Indentures) dated April 26, 2006, January 28, 2008, April 23, 2008 and January 28, 2009, (iii) the written consents of the Committee appointed by the Board of Directors effective April 10, 2008, December 1, 2008, January 27, 2009 and January 30, 2009 and (iv) the Distribution Agreement among the Corporation and the Selling Agents named in Exhibit A thereto, against payment of the consideration therefor, will constitute legal, valid and binding obligations of the Corporation up to the aggregate authorized amount, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. § 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy.

We hereby consent to be named in the Registration Statement as attorneys who passed upon the legality of the Additional Medium-Term Notes and to the filing of a copy of this opinion as part of the Corporation’s Current Report on Form 8-K to be filed for the purpose of including this opinion as part of the Registration Statement.

Very truly yours,

/s/ MCGUIREWOODS LLP